Sub-Item 77C

On April 1, 2009, a special meeting of shareholders was held for the shareholders of each of the series of J.P. Morgan Series Trust II where the shareholders of each Acquired Portfolio listed below approved an Agreement and Plan of Reorganization providing for (i) the acquisition of all of the assets and assumption of all of the liabilities of the Acquired Portfolio in exchange for shares of the corresponding Acquiring Portfolio listed below and (ii) the subsequent liquidation of the Acquired Portfolio:

ACQUIRED PORTFOLIOS      ACQUIRING PORTFOLIOS
JPMorgan Bond Portfolio             JPMorgan Insurance Trust Core Bond Portfolio
JPMorgan International Equity Portfolio     JPMorgan Insurance Trust International Equity Portfolio
JPMorgan Mid Cap Value Portfolio    JPMorgan Insurance Trust Mid Cap Value Portfolio
JPMorgan Small Company Portfolio    JPMorgan Insurance Trust Small Cap Core Portfolio
JPMorgan U.S. Large Cap Core Equity Portfolio   JPMorgan Insurance Trust U.S. Equity Portfolio

The following shows the outcome of the voting:

JPMorgan Bond Portfolio
                For:                        1,708,296
                Against:                56,412
                Abstain:               101,118

JPMorgan International Equity Portfolio
                For:                        3,753,152
                Against:                303,502
                Abstain:               336,504

JPMorgan Mid Cap Value Portfolio
                For:                        8,263,975
                Against:                399,680
                Abstain:               917,698

JPMorgan Small Company Portfolio
                For:                        4,222,584
                Against:                200,245
                Abstain:               410,707

JPMorgan U.S. Large Cap Core Equity Portfolio
                For :                       1,858,755
                Against:                108,487
                Abstain:               79,007